UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

ETF LABS TRUST

ADDRESS AND PRINCIPAL BUSINESS OFFICE:

35 Beechwood Road, Suite 2B

Summit, NJ, 07901

TELEPHONE NUMBER:

(908) 897-0510

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

David H. Weissman

ETF Labs Trust

35 Beechwood Road, Suite 2B

Summit, NJ, 07901

With copies of Notices and Communications to:

W. Thomas Conner

Reed Smith LLP

1301 K Street, NW

Washington, DC 20005

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

Yes  ☒            No  ☐

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Summit and State of New Jersey on the 4th day of June, 2015.

ETF Labs Trust

By:	/s/ Samuel Masucci III
Samuel Masucci III
Sole Trustee

[SEAL]

Attest:	/s/ Diane J. Palmer
(Name)
Notary Public
(Title)